Exhibit 99.1

Host Hotels & Resorts, Inc. Announces Retirement and Leadership Appointments

Gregory J. Larson to Retire from the Company

Michael D. Bluhm Appointed Executive Vice President and Chief Financial Officer

Nathan S. Tyrrell Named Executive Vice President and Chief Investment Officer

BETHESDA, Md., September 11, 2017—Host Hotels & Resorts, Inc. (NYSE:HST) (“Host Hotels” or the “Company”) today announced that Gregory J. Larson will retire in November as executive vice president and chief financial officer. In addition, the Company has named Michael D. Bluhm as his successor. Mr. Bluhm most recently served as managing director, head of western region real estate and global head of lodging and leisure investment banking at Morgan Stanley. Mr. Larson will work with the Company and Mr. Bluhm on the transition through the end of the year and continue as a senior advisor through July 31, 2018.

The Company also today announced that Nathan S. Tyrrell, Host Hotels’ executive vice president, investments, has been promoted to the role of executive vice president and chief investment officer, with responsibility for asset management and investments, reporting to James F. Risoleo, president and chief executive officer of the Company.

“I am thrilled to welcome Michael to Host Hotels as our new CFO and look forward to continuing to work with Nate in his expanded role,” said Mr. Risoleo. “Michael is a seasoned finance veteran with significant experience advising real estate and lodging companies. His deep knowledge of our industry and expertise guiding the strategic and financial decisions of companies in our sector position him well to help advance Host Hotels. In addition to his financial acumen and experience, Michael brings a wealth of relationships from the investment community which are unparalleled.”

Mr. Risoleo continued, “Nate is a proven leader whose knowledge of our business makes him uniquely qualified to identify strategic investments that will further strengthen and differentiate our portfolio. I am confident that we have the right leadership team in place to help me build on our considerable success and drive increased growth, profitability and value creation.”

Host Hotels & Resorts, Inc. News Release	September 11, 2017

Mr. Bluhm said, “It is a privilege to join Host Hotels, a company I have long admired. Under Jim’s new leadership, Host Hotels is at an exciting inflection point in its history and poised to capitalize on its position as the premier lodging REIT to drive further stockholder value. Host Hotels has a powerful platform given its iconic assets, scale, balance sheet strength, management expertise and enterprise analytic capabilities, which provide an unparalleled and unique set of tools to earn returns in excess of its cost of capital for shareholders. I am excited to be joining this great Company and look forward to working with Jim, Nate and the entire management team to build on this strong foundation and continue delivering outstanding results.”

Mr. Tyrrell said, “I am honored to be appointed to the role of executive vice president and chief investment officer of Host Hotels, and I am excited about the value creation opportunities that will come from further integrating asset management and investments. Together with the rest of the Company’s outstanding employees, I intend to build on our record of success while upholding our values across all aspects of our operations.”

“Greg has enjoyed a long and successful career at the Company. He is a talented executive and his keen financial and business sense will be greatly missed,” said Mr. Risoleo. “During his tenure, Greg has had a significant impact in setting and executing numerous strategic initiatives, including Host Hotel’s achievement of an investment grade balance sheet. We thank Greg for his great service and wish him all the best.”

“I feel deeply privileged to have worked with Host Hotels for nearly 25 years. Over that time, it has been an incredible experience to help guide the evolution of the company into an industry leader and to have worked with some of the brightest minds in the lodging space,” said Mr. Larson. “After a great deal of thought, I have decided the moment is right for me to begin the next chapter. I know the Company will be in great hands under Jim, Michael and Nate and I look forward to working with them through the transition.”

Host Hotels & Resorts, Inc. News Release	September 11, 2017

ABOUT MICHAEL BLUHM

Michael D. Bluhm was a managing director in investment banking at Morgan Stanley and most recently served as head of western region real estate and global head of lodging. In these roles, Mr. Bluhm was responsible for providing capital raising and financial advisory services to companies in the lodging and real estate industries. Throughout his career he has been directly involved in more than $150 billion of public and private debt, equity and equity linked offerings, as well as a range of merger, acquisition and restructuring assignments. Most recently, he advised on such notable transactions as the merger of equals between Starwood Waypoint Homes and Invitation Homes, the sale of Fairmont, Raffles and Swissotels, the debt recapitalization and subsequent IPO of Hilton Hotels and Resorts and the acquisition and lease-back of Pinnacle Entertainment’s casinos by Gaming and Leisure Properties. Mr. Bluhm received an MBA and BA from Denver University.

ABOUT NATHAN TYRRELL

Nathan S. Tyrrell served most recently as Host Hotels’ executive vice president, investments. From 2015 to 2017, Mr. Tyrrell was a managing director in Host Hotels’ Investments group, and from 2010 to 2015, he served as senior vice president, treasurer. Mr. Tyrrell led the Company’s strategic planning efforts and has been a member of the investment committee since 2012. He joined Host Hotels in 2005 in the finance department, working on numerous transactions including public offerings, secured loans in the U.S., Europe and Canada, and the Company’s joint venture in Asia. Prior to joining Host Hotels, Mr. Tyrrell worked in finance and development at the Rouse Company, a publicly traded REIT. He began his career in investment banking at Alex Brown, focusing on real estate and mergers and acquisitions. Mr. Tyrrell received an MBA from Harvard Business School, and a BA from Harvard University.

ABOUT HOST HOTELS & RESORTS

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 89 properties in the United States and 6 properties internationally totaling approximately 53,000 rooms. The Company also holds non-controlling interests in seven joint ventures, including one in Europe that owns 10 hotels with approximately 3,900 rooms. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Meridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

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